UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 1, 2006
Date of report (Date of earliest event reported)
PRG-SCHULTZ INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-28000 (Commission file number)	58-2213805 (I.R.S. employer identification no.)

600 Galleria Parkway, Suite 100 Atlanta, Georgia		30339-5949
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (770) 779-3900
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Reference is made to the press release of the Registrant issued on February 1, 2006 which is filed with this 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release dated February 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-SCHULTZ INTERNATIONAL, INC.
Date: February 1, 2006	By:	/s/ Clinton McKellar, Jr.
		Name:	Clinton McKellar, Jr.
		Title:	Senior Vice President, General Counsel and Secretary